Exhibit 99.1

CAPSTEAD INVESTOR PRESENTATION November 11, 2009

CAPSTEAD 2 Safe Harbor Statement - Private Securities Litigation Reform Act of 1995 Forward Looking Information This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead's actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company's investments and other factors. As discussed in the Company's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new investment capital, the availability of financing at reasonable levels and terms to support investing on a leveraged basis, fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of differing levels of leverage employed, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. In addition to the above considerations, actual results and liquidity related to investments in loans secured by commercial real estate are affected by borrower performance under operating and/or development plans, lessee performance under lease agreements, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs, among other factors.

CAPSTEAD 3 Agency-guaranteed residential mortgage securities are considered to have little, if any, credit risk, particularly given recent federal government support for Fannie Mae and Freddie Mac As a result, these investments are highly liquid and can be financed with multiple funding providers through standard repurchase arrangements Overview Capstead is a Real Estate Investment Trust formed in 1985, headquartered in Dallas, Texas Business Strategy We manage a leveraged portfolio of residential adjustable-rate mortgage, or ARM, securities issued and guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae that reset to more current interest rates within a relatively short period of time allowing for: potential expansion of financing spreads during periods of falling interest rates, potential recovery of financing spreads diminished during periods of rising interest rates, and smaller fluctuations in portfolio values from changes in interest rates compared to investments in fixed-rate mortgage securities Management Structure We are self-managed with low G&A costs and a conservative incentive structure

CAPSTEAD 4 Experienced Management Team Andrew F. Jacobs - President and Chief Executive Officer, Director Has served in various executive positions with us since 1988 CPA, Member AICPA, TSCPA, NACD, FEI, Chancellor's Council Executive Committee of the University of Texas System, Executive Council of The Real Estate Finance and Investment Center at the University of Texas at Austin Phillip A. Reinsch - Executive Vice President and Chief Financial Officer, Secretary Has held various financial accounting and reporting positions with us since 1993 Formerly employed by Ernst & Young LLP as an audit senior manager focusing on mortgage banking and asset securitization CPA, Member AICPA, TSCPA, FEI Robert A. Spears - Executive Vice President, Director of Residential Mortgage Investments Has served in asset and liability management positions with us since 1994 Formerly vice president of secondary marketing with NationsBanc Mortgage Corporation Michael W. Brown - Sr. Vice President, Asset and Liability Management, Treasurer Has served in asset and liability management positions with us since 1994 MBA, Southern Methodist University, Dallas, Texas Over 80 years of combined mortgage finance industry experience, 67 years at Capstead

CAPSTEAD 5 Market Snapshot (in thousands, except percentages and per share amounts)

CAPSTEAD 6 Third Quarter Highlights (All changes are from 2nd Quarter 2009 to 3rd Quarter 2009) Earnings of over $42 million or $0.56 per diluted common share Book value increased to $12.21 per common share Portfolio increased to $7.92 billion Raised $71 million in new common equity capital Portfolio leverage declined modestly to 6.21 times long-term investment capital Total financing spreads averaged 2.25% (financing spread on mortgage assets averaged 2.40%) * See page 13 for discussion of use of financing spread on mortgage assets, a non-GAAP financial measure.

CAPSTEAD 7 Low Risk Agency-guaranteed Residential ARM Securities Investment Strategy Longer-to-Reset Agency ARM Securities Current-Reset Agency ARM Securities 1.99 5.69 Current-Reset ARMs ($5.69 billion) Longer-to-Reset ARMs ($1.99 billion) (investment basis as of September 30, 2009) Over 99% of the securities in our portfolio are backed by well-seasoned mortgage loans with coupon interest rates that reset at least annually or begin doing so after an initial fixed-rate period of five years or less Capstead has long-term relationships with most of its 16 active lending counterparties and is constantly seeking to expand counterparty relationships The duration of our assets and liabilities was approximately 8 months and 4 months, respectively, for a net duration gap of roughly 4 months 74% 26% Financed primarily with 30- to 90-day "repo" borrowings Interest rate risk mitigated on macro basis with longer-term repo, if available at attractive rates and terms, or two-year swap agreements ($2.8 billion at 2.76%, 9 month average maturity as of September 30, 2009)

CAPSTEAD 8 Financing Spreads Fed Funds vs. One-Month Libor Our portfolio is currently earning above market rates (3.95% during 3rd Qtr vs. 2.85% on 3rd Qtr purchases) - if current conditions persist, portfolio yields will drift lower as the underlying mortgages reset to more current rates and as new acquisitions are made Rates on our borrowings will continue declining in this environment as older, higher-rate swap positions terminate and are replaced with a combination of 30-day borrowings (currently at less than 30 bps) and new swap positions (2-year swaps currently pricing in the 120's) Under these conditions, we anticipate that declining portfolio yields will be largely offset by declining borrowing rates, leading to continued favorable financing spreads Yields on Mortgage Assets vs. Borrowing Rates Financing spreads on mortgage assets* 3rd Qtr 2009: 2.40% High: 3.71% Low: (.16) Average: 1.52 See page 13 for discussion of use of financing spread on mortgage assets, a non-GAAP financial measure.

CAPSTEAD A P P E N D I X 9

CAPSTEAD 10 Comparative Balance Sheet (in thousands, except per share amounts)

CAPSTEAD 11 Comparative Income Statement (in thousands, except per share amounts) (unaudited)

CAPSTEAD 12 Yield / Cost Analysis (in thousands) See page 13 for discussion of use of financing spread on mortgage assets, a non-GAAP financial measure.

CAPSTEAD 13 Use of Non-GAAP Financial Measures Third Quarter 2009 (dollars in thousands)

CAPSTEAD 14 Residential ARM Securities Portfolio Statistics (as of September 30, 2009)